99.1  Press release re Appointment of Chuck Pinkerton

MWW Group Hires Experienced CEO To Expedite Business Development.

HOWELL, Mich.,-PR Newswire-August 9, 2010 – MWW Automotive Group (OTCBB: MWWC) announced today that the Company has hired a new CEO, Chuck Pinkerton to lead the entire MWW Group. Michael Winzkowski, the longstanding CEO of MWW will remain in the position of the President & Chairman of the company.

Chuck Pinkerton is a very experienced, hands-on and results oriented executive with over 35 years’ experience working with Fortune 500 Corporations within the Automotive, Petroleum, Retail and Construction arenas. Within these companies Mr. Pinkerton has held the positions as Vice President Sales & Marketing, Director of Business Development and Director of Operations and has established relationships with companies such as BP, Amoco, Citgo and others. In his position as President and CEO of Kux Manufacturing Inc., a supplier of automotive products for the US market, he has longstanding relationships with companies such as Honda, Nissan, GM, Toyota, Ford and Mazda among others.

“We are pleased that Mr. Pinkerton has joined our company and we expect to benefit not only from his longstanding experience in the automotive industry and his deep business relationships with many of the large OEs, but also from his extreme skills and experience as an organizational restructuring specialist” says Michael Winzkowski, the current CEO of MWW. “We have commenced with a concerted restructuring process to implement improved procedures throughout the entire MWW Group and Mr. Pinkerton will take a leadership role in this ongoing process. Our entire management team is very pleased that Mr. Pinkerton has decided to join our company. He will be working closely with Mr. Jim Davis, the company’s CFO, Mr. Rainer Poertner responsible for business development, investment banking and investor relationships and me to achieve the Company’s goals over the next few years.”

Mr. Pinkerton will also manage all aspects of business & product development, will work with the entire MWW team to further develop and implement the Company’s business plan and continue to improve the sales, marketing and customer support strategy. By applying his experience in operational streamlining and restructuring, strategic vision, planning and best practice manufacturing Mr. Pinkerton will also lead our team on the path to improving productivity and profitability for the benefit of our shareholders.

About MWW Automotive Group
With its headquarter and design and assembly facilities in Howell, Michigan and Class A painting facilities in Baroda, Michigan (Colortek, Inc.) the MWW Automotive Group delivers its accessory products, design services and Class A painting services directly to select large global automobile manufacturers' vehicle processing centers, distribution centers and/or assembly lines in the United States, Canada and Europe. The customers’ technical teams install the MWW products in a variety of vehicle types and deliver the accessorized automobiles into the dealer channels in their respective regions. Noted for its adherence to the highest quality requirements, MWW provides substantial added value to the sale of vehicles for leading international automobile manufacturers such as Toyota, Hyundai, Nissan, Kia Motors and Ford in the US and Europe. For more information please visit www.mwwautomotive.com

Safe Harbor Act: This release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involves risks and uncertainties including, but not limited to, the impact of competitive products, the ability to meet customer and vendor demand, the ability to manage growth, acquisitions of technology, equipment, or human resources, the effect of economic business conditions, and the ability to attract and retain skilled personnel. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Source: MWW Automotive Group